  Exhibit 99.1

NORTHSTAR REALTY FINANCE ANNOUNCES
THIRD QUARTER COMMON STOCK DIVIDEND

New York, NY — November 3, 2011 — NorthStar Realty Finance Corp. (NYSE: NRF) announced on November 2, 2011 that its Board of Directors has declared a cash dividend of $0.125 per share of common stock, payable with respect to the quarter ended September 30, 2011, representing a 25% increase from the prior quarter’s dividend of $0.10 per share of common stock.  The dividend is expected to be paid on November 18, 2011 to shareholders of record as of the close of business on November 14, 2011.  The Company’s common shares will begin trading ex-dividend on November 9, 2011.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a finance REIT that primarily originates, acquires and manages portfolios of commercial real estate debt, real estate securities and net lease properties. In addition, we engage in asset management and other activities related to real estate and real estate finance. For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

Contact:
Investor Relations
Joseph Calabrese
212-827-3772